FOR IMMEDIATE RELEASE
Contact: Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

Audiovox Corporation Reports Fiscal 2009 First Quarter Results

HAUPPAUGE, NY, July 10, 2008 -- Audiovox Corporation (NASDAQ:VOXX) today announced results for its fiscal 2009 first quarter for the period ended May 31, 2008.

Net sales for the period ended May 31, 2008 were $144.6 million, an increase of 12.7% compared to $128.3 million reported in the comparable prior year period.  This increase is primarily attributed to higher sales generated from acquisitions as well as positive contributions from select product lines and channels, both of which were partially offset by weaker sales as a result of worsening economic conditions in the U.S.

The Company reported an operating loss of $7.9 million in the fiscal 2009 first quarter compared to an operating loss of $1.6 million in the fiscal 2008 first quarter.  Included in this loss is a write down of approximately $2.9 million related to portable navigation products.  Due to the highly competitive market, lower average selling prices and the continued focus on higher margin product lines, the Company has exited the portable navigation business, resulting in this charge. The Company continues to monitor its inventory position closely and at this time, does not see any other product category that is currently at risk.

Net loss from continuing operations during the fiscal 2009 first quarter was approximately $5.2 million compared to net income of $0.1 million in the fiscal 2008 first quarter.  Net loss for the period ended May 31, 2008 was $5.2 million or a loss of $0.23 per diluted share compared to net income of $2.2 million or $0.10 per diluted share for the period ended May 31, 2007, which included net income from discontinued operations of $2.1 million, net of tax due to a derivative legal settlement.

Patrick Lavelle, President and CEO stated, “We entered the fiscal year knowing the overall economic environment would have a negative impact on our performance and this was accounted for in our internal projections.  With the surge in crude oil and gas prices, the domestic economy worsened, particularly as it related to consumer confidence and purchasing.  These factors have cut into our profit potential as our expenses were higher and we were not able to fully leverage our overhead with lower than expected sales volumes.  We are hopeful that the situation will stabilize and are taking the necessary steps to bring this Company back to profitability.”

Electronics sales, which include both mobile and consumer electronics were $113.7 million for the period ended May 31, 2008, an increase of $18.7 million or 19.7% as compared to $95.0 million reported in the comparable fiscal 2008 period.  This increase was primarily due to the incremental sales generated from acquisitions, increased sales in the Company’s core consumer and security product lines and higher sales in the Company’s international operations in Germany and Venezuela.  These increases were partially offset by lower than expected electronic sales in mobile audio and video as a result of the weakening U.S. economy, lower consumer demand for electronics products and a decline in new car sales.

Audiovox Reports Fiscal 2009 First Quarter Results

Accessories sales for the fiscal 2009 first quarter were $30.9 million compared to $33.3 million in the comparable fiscal 2008 period, a decline of approximately 7.2%.  This decline is directly attributable to lower sales of consumer electronics, as a decline in consumer spending has had a direct correlation on sales of the Company’s accessory products.  Partially offsetting this decline were sales generated from the Technuity acquisition which closed in November 2007 and were not included in fiscal 2008 results.

As a percentage of net sales, Electronics represented 78.7% in the fiscal 2009 first quarter compared to 74.1% in the comparable fiscal 2008 period and Accessories represented 21.3% compared to 25.9% in the same respective periods.

Gross margins declined by 250 basis points to 15.6% in the fiscal 2009 first quarter, as compared to 18.1% in the prior fiscal year period.  Gross margins were unfavorably impacted by the Company’s decision to exit the portable navigation business, which resulted in a charge of $2.9 million during the three months ended May 31, 2008.  In addition, gross margins were adversely impacted by higher inbound and outbound freight and warehouse and assembly costs as a result of increases in energy and material costs and field warehousing expenses.

The impact to gross margins for the discontinuance of the portable navigation product line was 2.0% in the fiscal 2009 first quarter.

The Company reported operating expenses of $30.4 million for the three months ended May 31, 2008, an increase of 22.6% compared to $24.8 million reported in the comparable period last year.  As a percentage of net sales, operating expenses increased to 21.0% in the fiscal 2009 first quarter compared to 19.3% in the same period in fiscal 2008.  The increase in total operating expenses is due to the incremental costs related to the five acquisitions the Company made in calendar year 2007, which contributed total operating expenses of $10.9 million for the three month period in fiscal 2009.  Operating expenses for the Company’s core business was $19.5 million for the three months ended May 31, 2008, an increase of 1.3% over the prior year.  Operating expenses for the three months ended May 31, 2007 included a $1.0 million benefit related to a call/put option previously granted to certain employees and excluding this benefit, core operating expenses declined by 3.7% in the fiscal 2009 first quarter compared to the same period last year.

Lavelle concluded, “Irrespective of the global economic conditions, we still believe our sales will grow this year and that our gross margins will return to traditional levels.  We have plans in place to reduce our overhead further and we remain focused on the bottom-line.  Furthermore, our cash position and balance sheet are healthy and I remain confident that we will work our way through this recession, given our brands, growing distribution channels and opportunities to expand internationally.”

Conference Call Information
The Company will be hosting its conference call on Friday, July 11, 2008 at 10:00 a.m. EST.  Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-831-6247; international number: 617-213-8856; pass code: 21172509).  For those who will be unable to participate, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 45691993).

Audiovox Reports Fiscal 2009 First Quarter Results

About Audiovox
Audiovox (Nasdaq:VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells.  Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, clock radios, portable DVD players, portable GPS, flat-panel TV's, extended range two-way radios, multi media products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our web site at www.audiovox.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2008 and Form 10-Q for the fiscal first quarter ended May 31, 2008.

- Tables to Follow -

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31,	February 29,
	2008	2008
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$69,970	$39,341
Accounts receivable, net	101,746	112,688
Inventory	146,456	155,748
Receivables from vendors	21,823	29,358
Prepaid expenses and other current assets	12,864	13,780
Deferred income taxes	7,135	7,135
Total current assets	359,994	358,050

Investment securities	12,771	15,033
Equity investments	13,791	13,222
Property, plant and equipment, net	22,010	21,550
Goodwill	23,427	23,427
Intangible assets	100,773	101,008
Other assets	1,092	746
Total assets	$533,858	$533,036

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31,	February 29,
	2008	2008
Liabilities and Stockholders’ Equity	(unaudited)

Current liabilities:
Accounts payable	$34,194	$24,433
Accrued expenses and other current liabilities	31,270	38,575
Income taxes payable	3,290	5,335
Accrued sales incentives	11,436	10,768
Bank obligations	1,881	3,070
Current portion of long-term debt	1,634	82
Total current liabilities	83,705	82,263

Long-term debt	8,100	1,621
Capital lease obligation	5,590	5,607
Deferred compensation	4,833	4,406
Other tax liabilities	4,740	4,566
Deferred tax liabilities	5,123	6,057
Other long term liabilities	4,910	5,003
Total liabilities	117,001	109,523

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,414,212 shares issued, 20,593,660 shares outstanding	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	274,282	274,282
Retained earnings	157,319	162,542
Accumulated other comprehensive income	3,414	4,847
Treasury stock, at cost, 1,820,552 shares of Class A common	(18,404)	(18,404)
Total stockholders' equity	416,857	423,513
Total liabilities and stockholders' equity	$533,858	$533,036

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended May 31, 2008 and 2007
(In thousands, except share and per share data)
(unaudited)

	2008	2007

Net sales	$144,583	$128,254
Cost of sales	122,068	105,065
Gross profit	22,515	23,189

Operating expenses:
Selling	9,951	8,797
General and administrative	17,649	13,699
Engineering and technical support	2,804	2,262
Total operating expenses	30,404	24,758

Operating loss	(7,889)	(1,569)

Other income (expense):
Interest and bank charges	(476)	(667)
Equity in income of equity investees	900	942
Other, net	296	1,467
Total other income	720	1,742

(Loss) income from continuing operations before income taxes	(7,169)	173
Income tax (benefit) expense	(1,946)	52
Net (loss) income from continuing operations	(5,223)	121

Net income from discontinued operations, net of tax	-	2,111

Net (loss) income	$(5,223)	$2,232

Net (loss) income per common share (basic):
From continuing operations	$(0.23)	$0.01
From discontinued operations	$-	$0.09
Net (loss) income per common share (basic)	$(0.23)	$0.10

Net (loss) income per common share (diluted):
From continuing operations	$(0.23)	$0.01
From discontinued operations	$-	$0.09
Net (loss) income per common share (diluted)	$(0.23)	$0.10

Weighted-average common shares outstanding (basic)	22,854,619	22,775,052
Weighted-average common shares outstanding (diluted)	22,854,619	22,847,113